Exhibit 99.1

PepsiCo Reports Fourth Quarter and Full-Year 2016 Results; Provides 2017 Financial Outlook

Reported (GAAP) Fourth Quarter and Full-Year 2016 Results

	Fourth Quarter	Full-Year
Net revenue change	5.0%	(0.4)%
Foreign exchange impact on net revenue	(2)%	(3)%
EPS	$0.97	$4.36
EPS change	(17)%	19%
Foreign exchange impact on EPS	(3)%	(3)%

Organic/Core (non-GAAP)1 Fourth Quarter and Full-Year 2016 Results

	Fourth Quarter	Full-Year
Organic revenue growth	3.7%	3.7%
Core EPS	$1.20	$4.85
Core constant currency EPS growth	15%	9%
PURCHASE, N.Y. - February 15, 2017 - PepsiCo, Inc. (NYSE: PEP) today reported results for the fourth quarter and full year 2016.
“We concluded 2016 with another strong quarter of operating performance, capping off a successful year. We met or exceeded every financial goal we set for 2016, while delivering a good balance between revenue performance and productivity,” said Chairman and CEO Indra Nooyi. “Looking ahead to 2017, we expect solid financial performance despite anticipated continued macroeconomic challenges. Further, reflecting our commitment to providing attractive cash returns to shareholders, we are increasing our dividend per share for the 45th consecutive year, beginning with our June 2017 payment.”
1 Please refer to the Glossary for the definitions of non-GAAP financial measures including “Core,” “Constant currency,” “Organic,” “Free Cash Flow” and “Division Operating Profit.” Please refer to “2017 Guidance and Outlook” for additional information regarding PepsiCo’s full-year 2017 growth objectives and targets. PepsiCo provides guidance on a non-GAAP basis as the Company cannot predict certain elements which are included in reported GAAP results, including the impact of foreign exchange and commodity mark-to-market adjustments.

Summary Fourth Quarter 2016 Performance

Revenue						Volume
	GAAP Reported % Change	Percentage Point Impact			Organic % Change	Organic Volume % Growth
		Foreign Exchange Translation	Acquisitions, Divestitures and Structural Changes	53rd Reporting Week		Food/Snacks	Beverages
FLNA	10	--	--	(7)	3	1
QFNA	5	--	--	(6)	--	1
NAB	8	--	(1)	(5)	2		1
Latin America	--	8	1	--	9	4	(3)
ESSA	1.5	4	--	(1)	5	3	1
AMENA	(1.5)	7	--	--	5	8	3
Total	5	2	--	(3.5)	4	3	1

	Operating Profit and EPS
	GAAP Reported % Change	Percentage Point Impact		Core Constant Currency % Change
		Items Affecting Comparability	Foreign Exchange Translation
FLNA	9	--	--	10
QFNA	10	(0.5)	--	9
NAB	8	5	--	13
Latin America	4	(10)	17	11
ESSA	43	(19)	7	31
AMENA	(13)	(10)	(3)	(26)
Corporate Unallocated	(29)	41	--	12
Total	6	6	2	15

EPS	(17)	30	3	15

Note: Rows may not sum due to rounding.
Division operating profit (a non-GAAP measure that excludes corporate unallocated costs) increased by 10 percent in the quarter and was positively impacted by items affecting comparability (2 points) and negatively impacted by foreign exchange translation (2 points). Core constant currency division operating profit (a non-GAAP measure) increased by 11 percent (may not sum due to rounding).
Organic revenue, core constant currency and division operating profit results are non-GAAP financial measures. Please refer to the reconciliation of GAAP and non-GAAP information in the attached exhibits and to the Glossary for definitions of “Organic,” “Core,” “Constant Currency” and “Division Operating Profit.”
PepsiCo’s fiscal year ends on the last Saturday of each December, resulting in an additional week of results every five or six years. PepsiCo’s fourth quarter 2016 includes 17 weeks of results and its 2016 fiscal year includes 53 weeks of results.

Summary of Fourth Quarter Financial Performance:

•	Reported fourth quarter results were impacted by:

•	A 53rd reporting week and the reinvestment of the corresponding operating profit benefit in certain productivity and growth initiatives (incremental investments); and

•	A charge resulting from the redemption of certain senior notes in accordance with the “make-whole” redemption provisions (debt redemption charge).

•	Reported year-ago results were impacted by:

•	A non-cash tax benefit associated with our agreement with the IRS which reduced our reserve for uncertain tax positions.

•	Reported fourth quarter and year-ago results were also impacted by:

•	Pension-related settlements;

•	Restructuring charges in conjunction with the multi-year productivity plans we publicly announced in 2014 and 2012; and

•	Commodity mark-to-market impacts.

•	See A-11 for further details on the above items.

•
Reported net revenue increased 5.0 percent. Foreign exchange translation had a 2 percentage point unfavorable impact on reported net revenue and the 53rd reporting week had a 3.5 percentage point favorable impact. Organic revenue, which excludes the impacts of foreign exchange translation, structural changes and the 53rd reporting week, grew 3.7 percent.

•
Reported gross margin contracted 15 basis points and reported operating margin expanded 15 basis points. Core gross margin contracted 25 basis points and core operating margin expanded 90 basis points. Reported and core operating margin expansion reflect the implementation of effective revenue management strategies and productivity gains.

•
Reported operating profit increased 6 percent and core constant currency operating profit increased 15 percent. The impact of the pension-related settlement charge in the current year and pension-related settlement benefits in the prior year had an 11-percentage-point unfavorable impact on reported operating profit growth. Foreign exchange translation negatively impacted reported operating profit growth by 2 percentage points. The net impacts of restructuring charges and the commodity mark-to-market adjustments increased reported operating profit growth by 3 and 2.5 percentage points, respectively. The 53rd reporting week contributed 5 percentage points to reported operating profit growth, offset by incremental investments of 5 percentage points.

•
The reported effective tax rate was 22.7 percent in 2016 and 11.2 percent in 2015 (due to the non-cash tax benefit associated with the tax settlement referred to above). The core effective tax rate was 24.0 percent in 2016 and 22.5 percent in 2015.

•
Reported EPS was $0.97, a 17 percent decline from the prior year, reflecting the impacts of pension-related settlements, the debt redemption charge this year, as well as the year-ago non-cash tax benefit. Foreign exchange translation negatively impacted reported EPS by 3 percentage points.

•
Core EPS was $1.20, an increase of 13 percent. Excluding the impact of foreign exchange translation, core constant currency EPS increased 15 percent (see schedule A-10 for a reconciliation to reported EPS, the comparable GAAP measure).

Discussion of Fourth Quarter Division Results:
In addition to the reported net revenue performance as set out in the tables on pages 2 and A-9, reported operating results were driven by the following:
Frito-Lay North America (FLNA)
Positively impacted by productivity gains and lower raw material costs, partially offset by operating cost inflation. The 53rd reporting week contributed 7 percentage points to reported operating profit growth, partially offset by incremental investments, which reduced reported operating profit growth by 4 percentage points.
Quaker Foods North America (QFNA)
Positively impacted by a prior year impairment charge related to our dairy joint venture and ceasing its operations (9 percentage points), as well as lower raw material costs and productivity gains. These gains were partially offset by operating cost inflation and higher advertising and marketing expenses. The 53rd reporting week contributed 5.5 percentage points to reported operating profit growth, partially offset by incremental investments, which reduced reported operating profit growth by 4 percentage points.
North America Beverages (NAB)
Positively impacted by productivity gains and lower raw material costs, partially offset by operating cost inflation. The pension-related settlement benefit in the prior year had a 5-percentage-point unfavorable impact on reported operating profit growth. The 53rd reporting week contributed 7 percentage points to reported operating profit growth, partially offset by incremental investments, which reduced reported operating profit growth by 3 percentage points.
Latin America
Positively impacted by productivity gains and the impact of efficiency initiatives recorded in the prior year, partially offset by operating cost inflation, higher raw material costs (in local currency terms, driven by a strong U.S. dollar), higher advertising and marketing expenses, and adverse foreign exchange translation. Incremental investments reduced reported operating profit growth by 13 percentage points. Lower restructuring charges versus the prior year had a 10-percentage-point favorable impact on reported operating profit growth.
Europe Sub-Saharan Africa (ESSA)
Positively impacted by productivity gains, partially offset by operating cost inflation, higher raw material costs (in local currency terms, driven by a strong U.S. dollar), adverse foreign exchange translation and higher advertising and marketing expenses. Lower restructuring charges versus the prior year had a 19-percentage-point favorable impact on reported operating profit growth. The

53rd reporting week contributed 1.5 percentage points to reported operating profit growth, partially offset by incremental investments, which reduced reported operating profit growth by 1 percentage point.
Asia, Middle East and North Africa (AMENA)
Negatively impacted by operating cost inflation, higher raw material costs (in local currency terms, driven by a strong U.S. dollar), a charge associated with a recent tax law change as well as the net impact of efficiency initiatives. These impacts were partially offset by productivity gains, lower advertising and marketing expenses and favorable foreign exchange translation. Lower restructuring charges versus the prior year had a 10-percentage-point favorable impact on reported operating profit performance.

Summary Full-Year 2016 Performance

	Revenue					Volume
	GAAP Reported %aChange	Percentage Point Impact			Organic % Change	Organic Volume % Growth
		Foreign Exchange Translation	Acquisitions, Divestitures and Structural Changes	53rd Reporting Week		Snacks	Beverages
FLNA	5	--	--	(2)	3.5	1.5
QFNA	1	--	--	(2)	--	--
NAB	3	--	--	(1.5)	2		1
Latin America	(17)	11	15	--	9	3	(2)
ESSA	(3)	7	--	--	4	3	2
AMENA	(1)	5	--	--	5	7	4
Total	--	3	2	(1)	4	3	2

	Operating Profit and EPS
	GAAP Reported % Change	Percentage Point Impact		Core Constant Currency % Change
		Items Affecting Comparability	Foreign Exchange Translation
FLNA	8	--	--	8
QFNA	16	--	--	16
NAB	6	3	--	9
Latin America	n/m2	n/m2	14	(9)
ESSA	2.5	(3)	6	6
AMENA	(34)	31	2	(1.5)
Corporate Unallocated	1	8	--	9
Total	17	(13)	3	7

EPS	19	(13)	3	9
Note: Rows may not sum due to rounding
2 n/m= Not meaningful due to the impact of impairment charges associated with a change in accounting for our Venezuela operations in the prior year.
Division operating profit (a non-GAAP measure that excludes corporate unallocated costs) increased by 15 percent in the year and was positively impacted by items affecting comparability (12 points) and negatively impacted by foreign exchange translation (2.5 points). Core constant currency division operating profit (a non-GAAP measure) increased by 6 percent (may not sum due to rounding).
Organic revenue, core constant currency results and division operating profit are non-GAAP financial measures. Please refer to the reconciliation of GAAP and non-GAAP information in the attached exhibits and to the Glossary for definitions of “Organic,” “Core,” “Constant Currency” and “Division Operating Profit.”
PepsiCo’s fiscal year ends on the last Saturday of each December, resulting in an additional week of results every five or six years. PepsiCo’s 2016 fiscal year includes 53 weeks of results.

Summary of Full-Year 2016 Financial Performance:

•	Reported full-year 2016 results were impacted by:

•	A 53rd reporting week offset by the corresponding incremental investments;

•	A debt redemption charge; and

•
An impairment charge to reduce the holding value of our 5% indirect equity interest in Tingyi-Asahi Beverages Holding Co. Ltd. (TAB) to its estimated fair value (charge related to the transaction with Tingyi).

•	Reported prior-year results were impacted by:

•	An impairment charge related to our Venezuelan businesses;

•	The deconsolidation of our Venezuelan subsidiaries;

•	A non-cash tax benefit associated with our agreement with the IRS which reduced our reserve for uncertain tax positions; and

•	A charge related to a write-off of the recorded value of a call option to increase our holding in TAB (charge related to the transaction with Tingyi)

•	Reported full-year and prior-year results were also impacted by:

•	Pension-related settlements;

•	Restructuring charges in conjunction with the multi-year productivity plans we publicly announced in 2014 and 2012; and

•	Commodity mark-to-market impacts.

•	See A-10 for further details on the above items.

•
Reported net revenue declined 0.4 percent. Foreign exchange translation had a 3-percentage-point unfavorable impact and the Venezuela deconsolidation had a 2-percentage-point unfavorable impact on the reported net revenue change. Organic revenue, which excludes the impacts of foreign exchange translation, structural changes and the 53rd reporting week, grew 3.7 percent.

•
Reported gross margin expanded 65 basis points and reported operating margin expanded 235 basis points. Reported operating margin expansion benefited from the impact of the 2015 Venezuela impairment charges. Core gross margin expanded 50 basis points and core operating margin expanded 80 basis points. Reported and core operating margin expansion reflect the implementation of effective revenue management strategies and productivity gains, partially offset by incremental investments.

•
Reported operating profit increased 17 percent and core constant currency operating profit increased 7 percent. The 2015 Venezuela impairment charges had a 17-percentage-point favorable impact on reported operating profit growth, and the Venezuela deconsolidation had a 2-percentage-point unfavorable impact on reported operating profit growth. The commodity mark-to-market net impact favorably impacted reported operating profit by 2 percent. The net impact of charges related to the transaction with Tingyi and the pension-related settlements each had a 4 percentage-point unfavorable impact on reported operating profit growth. The 53rd reporting week positively contributed 1 percentage point to reported operating profit growth, more than fully offset by incremental investments, which reduced reported operating profit growth by 2 percentage points.

•	The reported effective tax rate was 25.4 percent in 2016 and 26.1 percent in 2015. The core effective tax rate was 24.5 percent in 2016 and 24.3 percent in 2015.

•
Reported EPS was $4.36, a 19 percent increase from the prior year, primarily reflecting the impact of the 2015 Venezuela impairment charges. Foreign exchange translation negatively impacted reported EPS by 3 percentage points.

•
The 2015 Venezuela impairment charges and the Venezuela deconsolidation had a net 26-percentage-point favorable impact on reported EPS growth and the Venezuela deconsolidation had a 2.5-percentage-point unfavorable impact on core EPS growth.

•
Core EPS was $4.85, an increase of 6 percent from the prior year. Excluding the impact of foreign exchange translation, core constant currency EPS increased 9 percent (see schedule A-10 for a reconciliation to reported EPS, the comparable GAAP measure).

•	Cash flow provided by operating activities was $10.4 billion. Free cash flow (excluding certain items) was $7.8 billion.

Discussion of Full-Year 2016 Division Results:

In addition to the reported net revenue performance as set out in the tables on pages 7 and A-9, reported operating results were driven by the following:

Frito-Lay North America (FLNA)
Positively impacted by productivity gains and lower raw material costs, partially offset by operating cost inflation and higher advertising and marketing expenses. The 53rd reporting week contributed 2 percentage points to reported operating profit growth, partially offset by incremental investments, which reduced reported operating profit growth by 1.5 percentage points.

Quaker Foods North America (QFNA)
Positively impacted by prior year impairment charges related to our dairy joint venture and ceasing of its operations (17 percentage points), as well as productivity gains and lower raw material costs, partially offset by higher advertising and marketing expenses and operating cost inflation. The 53rd reporting week contributed 2 percentage points to reported operating profit growth, partially offset by incremental investments, which reduced reported operating profit growth by 1.5 percentage points.

North America Beverages (NAB)
Positively impacted by productivity gains and lower raw material costs, partially offset by operating cost inflation and higher advertising and marketing expenses. Pension-related benefits in the prior year reduced reported operating profit by 2.5 percentage points. The 53rd reporting week contributed 1.5 percentage points to reported operating profit growth, partially offset by incremental investments, which reduced reported operating profit growth by 1 percentage point.

Latin America
Positively impacted by the 2015 Venezuela impairment charges and the impact of efficiency initiatives (4 percentage points) as well as current year productivity gains. These impacts were partially offset by operating cost inflation, the impact of the Venezuela deconsolidation (which reduced reported operating profit growth by 19 percentage points), higher raw material costs (in local currency terms, driven by a strong U.S. dollar), adverse foreign exchange translation and higher advertising and marketing expenses. Incremental investments reduced reported operating profit growth by 4 percentage points.

Europe Sub-Saharan Africa (ESSA)
Positively impacted by productivity gains, partially offset by higher raw material costs (in local currency terms, driven by a strong U.S. dollar), operating cost inflation, higher advertising and marketing expenses and adverse foreign exchange translation. Incremental investments reduced reported operating profit growth by 2 percentage points.

Asia, Middle East and North Africa (AMENA)
Negatively impacted by the net impact of charges related to the transaction with Tingyi (32 percentage points), operating cost inflation and higher advertising and marketing expenses, partially offset by productivity gains. Additionally, the impact from a prior-year gain related to the refranchising of a portion of our beverage business in India negatively impacted reported operating profit performance by 4 percentage points. This impact was partially offset by a prior-year impairment charge associated with a joint venture in the Middle East which positively contributed 3 percentage points to reported operating profit performance.

2017 Guidance and Outlook

The Company provides guidance on a non-GAAP basis as the Company cannot predict certain elements which are included in reported GAAP results, including the impact of foreign exchange and commodity mark-to-market adjustments.
The Company expects 2017 organic revenue growth of at least 3 percent. Based on current market consensus rates, foreign exchange translation is expected to negatively impact reported net revenue growth by approximately 3 percentage points and the 53rd week in 2016 is expected to negatively impact reported net revenue growth by 1 percentage point.
The Company expects 2017 core earnings per share of $5.09, driven by the following expectations and factors:

2016 core earnings per share	$4.85
Expected core constant currency EPS growth	8%
Negative impact of foreign currency translation[3]	(3)%
Expected 2017 core earnings per share	$5.09
Further, the Company expects:

•	Approximately $10 billion in cash flow from operating activities and approximately $7 billion in free cash flow (excluding certain items); and

•	Net capital spending of approximately $3 billion.

The Company also announced a 7 percent increase in its annualized dividend to $3.22 per share from $3.01 per share, effective with the dividend expected to be paid in June 2017. Total dividends to shareholders are expected to be approximately $4.5 billion in 2017. In addition, the Company anticipates share repurchases of approximately $2 billion, resulting in expected total cash returned to shareholders of approximately $6.5 billion in 2017.

3 Based on current foreign exchange market consensus rates.

Conference Call:
At 8 a.m. (Eastern time) today, the Company will host a conference call with investors and financial analysts to discuss fourth quarter and full-year 2016 results and the outlook for 2017. Further details will be accessible on the Company’s website at www.pepsico.com/investors.

Contacts:	Investors	Media
	Jamie Caulfield	Jay Cooney
	Senior Vice President, Investor Relations	Vice President, Communications
	914-253-3035	914-253-2777
	jamie.caulfield@pepsico.com	jay.cooney@pepsico.com

PepsiCo, Inc. and Subsidiaries
Consolidated Statement of Income
(in millions except per share amounts; unaudited, except year-ended 12/26/2015 amounts)

	Quarter Ended			Year Ended
	12/31/2016	12/26/2015	Change	12/31/2016	12/26/2015	Change
Net Revenue	$19,515	$18,585	5%	$62,799	$63,056	—%
Cost of sales (a)	8,944	8,487	5%	28,209	28,731	(2)%
Gross profit (a)	10,571	10,098	5%	34,590	34,325	1%
Selling, general and administrative expenses (a)	8,169	7,836	4%	24,735	24,538	1%
Venezuela impairment charges	—	—	—%	—	1,359	n/m
Amortization of intangible assets	21	22	(7)%	70	75	(7)%
Operating Profit	2,381	2,240	6%	9,785	8,353	17%
Interest expense	(594)	(317)	88%	(1,342)	(970)	38%
Interest income and other	44	28	58%	110	59	85%
Income before income taxes	1,831	1,951	(6)%	8,553	7,442	15%
Provision for income taxes	414	218	90%	2,174	1,941	12%
Net income	1,417	1,733	(18)%	6,379	5,501	16%
Less: Net income attributable to noncontrolling interests	16	15	8%	50	49	2%
Net Income Attributable to PepsiCo	$1,401	$1,718	(18)%	$6,329	$5,452	16%

Diluted
Net Income Attributable to PepsiCo per Common Share	$0.97	$1.17	(17)%	$4.36	$3.67	19%
Weighted-average common shares outstanding	1,444	1,470		1,452	1,485

Cash dividends declared per common share	$0.7525	$0.7025		$2.9600	$2.7625
n/m – Not meaningful

(a)
Reclassifications were made to prior years’ amounts to conform to the current year presentation, including the presentation of certain functional support costs associated with the manufacturing and production of our products within cost of sales. These costs were previously included in selling, general and administrative expenses. These reclassifications resulted in an increase in cost of sales of $347 million for the full years 2015 with corresponding reductions to gross profit and selling, general and administrative expenses in the same year. The quarterly impact of these reclassifications increased cost of sales by $61 million, $84 million, $95 million and $107 million for the quarters ended March 21, 2015, June 13, 2015, September 5, 2015 and December 26, 2015, respectively, with corresponding reductions to gross profit and selling, general and administrative expenses in the same periods. These reclassifications reflect changes in how we are classifying costs of certain support functions as a result of ongoing productivity and efficiency initiatives. These reclassifications had no impact on our consolidated net revenue, operating profit, net interest expense, provision for income taxes, net income or earnings per share.

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions and unaudited, except year-ended 12/26/2015 amounts)

	Quarter Ended			Year Ended
	12/31/2016	12/26/2015	Change	12/31/2016	12/26/2015	Change
Net Revenue
Frito-Lay North America	$4,891	$4,456	10%	$15,549	$14,782	5%
Quaker Foods North America	815	775	5%	2,564	2,543	1%
North America Beverages	6,288	5,847	8%	21,312	20,618	3%
Latin America	2,299	2,307	—%	6,820	8,228	(17)%
Europe Sub-Saharan Africa	3,333	3,283	1.5%	10,216	10,510	(3)%
Asia, Middle East & North Africa	1,889	1,917	(1.5)%	6,338	6,375	(1)%
Total Net Revenue	$19,515	$18,585	5%	$62,799	$63,056	—%

Operating Profit
Frito-Lay North America	$1,410	$1,292	9%	$4,659	$4,304	8%
Quaker Foods North America	197	179	10%	653	560	16%
North America Beverages	689	639	8%	2,959	2,785	6%
Latin America	223	214	4%	887	(206)	n/m
Europe Sub-Saharan Africa	316	221	43%	1,108	1,081	2.5%
Asia, Middle East & North Africa	120	139	(13)%	619	941	(34)%
Corporate Unallocated	(574)	(444)		(1,100)	(1,112)
Total Operating Profit	$2,381	$2,240	6%	$9,785	$8,353	17%

n/m – Not meaningful due to the impact of impairment charges associated with a change in accounting for our Venezuela operations in the prior year.

PepsiCo, Inc. and Subsidiaries Consolidated Statement of Cash Flows (in millions)

	Year Ended
	12/31/2016	12/26/2015
	(unaudited)
Operating Activities
Net income	$6,379	$5,501
Depreciation and amortization	2,368	2,416
Share-based compensation expense	284	295
Restructuring and impairment charges	160	230
Cash payments for restructuring charges	(125)	(208)
Charges related to the transaction with Tingyi (Cayman Islands) Holding Corp. (Tingyi)	373	73
Venezuela impairment charges	—	1,359
Excess tax benefits from share-based payment arrangements	(139)	(133)
Pension and retiree medical plan expenses	501	467
Pension and retiree medical plan contributions	(695)	(205)
Deferred income taxes and other tax charges and credits	452	78
Change in assets and liabilities:
Accounts and notes receivable	(349)	(461)
Inventories	(75)	(244)
Prepaid expenses and other current assets	10	(50)
Accounts payable and other current liabilities	997	1,692
Income taxes payable	329	55
Other, net	(66)	(285)
Net Cash Provided by Operating Activities	10,404	10,580

Investing Activities
Capital spending	(3,040)	(2,758)
Sales of property, plant and equipment	99	86
Acquisitions and investments in noncontrolled affiliates	(212)	(86)
Reduction of cash due to Venezuela deconsolidation	—	(568)
Divestitures	85	76
Short-term investments, by original maturity:
More than three months - purchases	(12,504)	(4,428)
More than three months - maturities	8,399	4,111
Three months or less, net	16	3
Other investing, net	9	(5)
Net Cash Used for Investing Activities	(7,148)	(3,569)

Financing Activities
Proceeds from issuances of long-term debt	7,818	8,702
Payments of long-term debt	(3,105)	(4,095)
Debt redemptions	(2,504)	—
Short-term borrowings, by original maturity:
More than three months - proceeds	59	15
More than three months - payments	(27)	(43)
Three months or less, net	1,505	53
Cash dividends paid	(4,227)	(4,040)
Share repurchases - common	(3,000)	(5,000)
Share repurchases - preferred	(7)	(5)
Proceeds from exercises of stock options	465	504
Excess tax benefits from share-based payment arrangements	139	133
Other financing	(58)	(52)
Net Cash Used for Financing Activities	(2,942)	(3,828)
Effect of exchange rate changes on cash and cash equivalents	(252)	(221)
Net Increase in Cash and Cash Equivalents	62	2,962
Cash and Cash Equivalents, Beginning of Year	9,096	6,134
Cash and Cash Equivalents, End of Year	$9,158	$9,096

PepsiCo, Inc. and Subsidiaries Consolidated Balance Sheet (in millions except per share amounts)

	12/31/2016	12/26/2015
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$9,158	$9,096
Short-term investments	6,967	2,913
Accounts and notes receivable, net	6,694	6,437
Inventories
Raw materials and packaging	1,315	1,312
Work-in-process	150	161
Finished goods	1,258	1,247
	2,723	2,720
Prepaid expenses and other current assets	1,547	1,865
Total Current Assets	27,089	23,031
Property, plant and equipment, net	16,591	16,317
Amortizable intangible assets, net	1,237	1,270
Goodwill	14,430	14,177
Other nonamortizable intangible assets	12,196	11,811
Nonamortizable Intangible Assets	26,626	25,988
Investments in noncontrolled affiliates	1,950	2,311
Other assets	636	750
Total Assets	$74,129	$69,667

Liabilities and Equity
Current Liabilities
Short-term debt obligations	$6,892	$4,071
Accounts payable and other current liabilities	14,243	13,507
Total Current Liabilities	21,135	17,578
Long-term debt obligations	30,053	29,213
Other liabilities	6,669	5,887
Deferred income taxes	5,073	4,959
Total Liabilities	62,930	57,637

Commitments and Contingencies

Preferred stock, no par value	41	41
Repurchased preferred stock	(192)	(186)
PepsiCo Common Shareholders’ Equity
Common stock, par value 1 2/3¢ per share (authorized 3,600 shares, issued, net of repurchased common stock at par value: 1,428 and 1,448 shares, respectively)	24	24
Capital in excess of par value	4,091	4,076
Retained earnings	52,518	50,472
Accumulated other comprehensive loss	(13,919)	(13,319)
Repurchased common stock, in excess of par value (438 and 418 shares, respectively)	(31,468)	(29,185)
Total PepsiCo Common Shareholders’ Equity	11,246	12,068
Noncontrolling interests	104	107
Total Equity	11,199	12,030
Total Liabilities and Equity	$74,129	$69,667

PepsiCo, Inc. and Subsidiaries
Supplemental Share and Stock-Based Compensation Data
(in millions except dollar amounts, unaudited)

	Quarter Ended		Year Ended
	12/31/2016	12/26/2015	12/31/2016	12/26/2015
Beginning Net Shares Outstanding	1,436	1,462	1,448	1,488
Options Exercised, Restricted Stock Units (RSUs), Performance Stock Units (PSUs) and PepsiCo Equity Performance Units (PEPunits) Converted	—	4	9	12
Shares Repurchased	(8)	(18)	(29)	(52)
Ending Net Shares Outstanding	1,428	1,448	1,428	1,448

Weighted Average Basic	1,431	1,454	1,439	1,469
Dilutive Securities:
Options	6	8	7	8
RSUs, PSUs, PEPunits and Other	6	7	5	7
ESOP Convertible Preferred Stock	1	1	1	1
Weighted Average Diluted	1,444	1,470	1,452	1,485

Average Share Price for the Period	$105.15	$98.12	$103.59	$96.74
Growth Versus Prior Year	7%	3%	7%	9%

Options Outstanding	25	31	27	35
Options in the Money	25	30	26	33
Dilutive Shares from Options	6	8	7	8
Dilutive Shares from Options as a % of Options in the Money	26%	27%	26%	27%

Average Exercise Price of Options in the Money	$69.46	$65.39	$68.51	$64.85

RSUs, PSUs, PEPunits and Other Outstanding	9	10	9	11
Dilutive Shares from RSUs, PSUs, PEPunits and Other	6	7	5	7

Weighted-Average Grant-Date Fair Value of RSUs and PSUs Outstanding	$91.81	$84.03	$91.55	$82.66
Weighted-Average Grant-Date Fair Value of PEPunits Outstanding	$59.86	$62.77	$59.88	$62.89

Non-GAAP Measures
In discussing financial results and guidance, the Company refers to the following measures which are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP): division operating profit, core results, core constant currency results, free cash flow, free cash flow excluding certain items, and organic results. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures provides additional information to facilitate comparison of our historical operating results and trends in our underlying operating results, and provides additional transparency on how we evaluate our business. We also believe presenting these measures allows investors to view our performance using the same measures that we use in evaluating our financial and business performance and trends.

We consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends. Examples of items for which we may make adjustments include: amounts related to mark-to-market gains or losses (non-cash); gains or losses associated with mergers, acquisitions, divestitures and other structural changes; charges related to restructuring programs; asset impairments (non-cash); amounts related to the resolution of tax positions; pension and retiree medical related items; debt redemptions; and remeasurements of net monetary assets. See below for a description of adjustments to our U.S. GAAP financial measures included herein.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.
Glossary
We use the following definitions when referring to our non-GAAP financial measures, which may not be the same as or comparable to similar measures presented by other companies:

Acquisitions and divestitures: All mergers and acquisitions activity, including the impact of acquisitions, divestitures and changes in ownership or control in consolidated subsidiaries and nonconsolidated equity investees.
Beverage volume: Volume shipped to retailers and independent distributors from both PepsiCo and our bottlers.

Constant currency: Financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute our constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior year average foreign exchange rates.
Core: Core results are non-GAAP financial measures which exclude certain items from our historical results. For the periods presented, core results exclude the following items:
Commodity mark-to-market net impact: Change in market value for commodity contracts that we purchase to mitigate the volatility in costs of energy and raw materials that we consume. The market value is determined based on average prices on national exchanges and recently reported transactions in the marketplace.
In the quarter and year ended December 31, 2016, we recognized $60 million and $167 million of mark-to-market net gains, respectively, on commodity hedges in corporate unallocated expenses. In the quarter and year ended December 26, 2015, we recognized $1 million and $11 million of mark-to-market net gains, respectively, on commodity hedges in corporate unallocated expenses. We centrally manage commodity derivatives on behalf of our divisions. These commodity derivatives include agricultural products, energy and metals. Commodity derivatives that do not qualify for hedge accounting treatment are marked to market each period with the resulting gains and losses recorded in corporate unallocated expenses, as either cost of sales or selling, general and administrative expenses, depending on the underlying commodity. These gains and losses are subsequently reflected in division results when the divisions recognize the cost of the underlying commodity in operating profit.
Restructuring and impairment charges
2014 Multi-Year Productivity Plan
In the quarter and year ended December 31, 2016, we incurred restructuring charges of $54 million and $160 million, respectively, in conjunction with the multi-year productivity plan we publicly announced in 2014 (2014 Productivity Plan). In the quarter and year ended December 26, 2015, we incurred restructuring charges of $75 million and $169 million, respectively, in conjunction with our 2014 Productivity Plan. The 2014 Productivity Plan includes the next generation of productivity initiatives that we believe will strengthen our food, snack and beverage businesses by: accelerating our investment in manufacturing automation; further optimizing our global manufacturing footprint, including closing certain manufacturing facilities; re-engineering our go-to-market systems in developed markets; expanding shared services; and implementing simplified organization structures to drive efficiency. The 2014 Productivity Plan is in addition to the productivity plan we began in 2012 and is expected to continue the benefits of that plan.

2012 Multi-Year Productivity Plan
In the quarter and year ended December 26, 2015, we incurred restructuring charges of $42 million and $61 million, respectively, in conjunction with the multi-year productivity plan we publicly announced in 2012 (2012 Productivity Plan). The 2012 Productivity Plan included actions in every aspect of our business that we believed would strengthen our complementary food, snack and beverage businesses by: leveraging new technologies and processes across PepsiCo’s operations, go-to-market and information systems; heightening the focus on best practice sharing across the globe; consolidating manufacturing, warehouse and sales facilities; and implementing simplified organization structures, with wider spans of control and fewer layers of management. The 2012 Productivity Plan has enhanced PepsiCo’s cost-competitiveness and provided a source of funding for future brand-building and innovation initiatives.
Charges related to the transaction with Tingyi
In the year ended December 31, 2016, we recorded a pre- and after-tax impairment charge of $373 million to reduce the value of our 5% indirect equity interest in Tingyi-Asahi Beverages Holding Co. Ltd. (TAB) to its estimated fair value.
In the year ended December 26, 2015, we recorded a pre- and after-tax charge of $73 million related to a write-off of the recorded value of a call option to increase our holding in TAB to 20%.
Charge related to debt redemption
In the quarter and year ended December 31, 2016, we paid $2.5 billion to redeem all of our outstanding 7.900% senior notes due 2018 and 5.125% senior notes due 2019 for the principal amounts of $1.5 billion and $750 million, respectively, and terminated certain interest rate swaps. As a result, we recorded a pre-tax charge of $233 million to interest expense, primarily representing the premium paid in accordance with the “make-whole” redemption provisions.
Pension-related settlements
In the quarter and year ended December 31, 2016, we recorded a pre-tax pension settlement charge of $242 million related to the purchase of a group annuity contract.
In the quarter and year ended December 26, 2015, we recorded pre-tax pension-related settlement benefits of $30 million and $67 million, respectively, associated with the settlement of pension-related liabilities from previous acquisitions.
Venezuela impairment charges
In the year ended December 26, 2015, we recorded pre- and after-tax charges of $1.4 billion related to the impairment of investments in our wholly-owned Venezuelan subsidiaries and beverage joint venture.
Venezuela deconsolidation
Conditions in Venezuela, including restrictive exchange control regulations and reduced access to U.S. dollars through official currency exchange markets, have resulted in an other-than-temporary lack of exchangeability between the Venezuelan bolivar and the U.S. dollar. The exchange restrictions and other conditions have significantly impacted our ability to effectively manage our businesses in Venezuela, including limiting our ability to import certain raw materials and to settle U.S. dollar-denominated obligations, and have restricted our ability to realize the earnings generated out of our Venezuelan businesses. We expect these conditions will continue for the foreseeable future.
As a result of these factors, we concluded that, effective as of the end of the third quarter of 2015, we did not meet the accounting criteria for control over our wholly-owned Venezuelan subsidiaries and we no longer had significant influence over our beverage joint venture with our franchise bottler in Venezuela. Therefore, effective at the end of the third quarter of 2015, we deconsolidated our Venezuelan subsidiaries and began accounting for our investments in our Venezuelan subsidiaries and joint venture using the cost method of accounting. We reduced the value of the cost method investments to their estimated fair values, resulting in a full impairment. The factors that led to our conclusions at the end of the third quarter of 2015 continued to exist through the end of 2016.

Beginning with the fourth quarter of 2015, our financial results have not included the results of our Venezuelan businesses. We do not have any guarantees related to our Venezuelan entities, and our ongoing contractual commitments to our Venezuelan businesses are not material. We will recognize income from dividends and sales of inventory to our Venezuelan entities, which have not been and are not expected to be material, to the extent cash in U.S. dollars is received. We did not receive any cash in U.S. dollars from our Venezuelan entities during the fourth quarter of 2015 or fiscal year 2016. We will continue to monitor the conditions in Venezuela and their impact on our accounting and disclosures.
Tax benefit
In the year ended December 26, 2015, we recognized a non-cash tax benefit of $230 million associated with our agreement with the IRS resolving substantially all open matters related to the audits for taxable years 2010 through 2011, which reduced our reserve for uncertain tax positions for the tax years 2010 through 2011.
Division operating profit: The aggregation of the operating profit for each of our reportable segments, which excludes the impact of corporate unallocated expenses.
Effective net pricing: Reflects the year-over-year impact of discrete pricing actions, sales incentive activities and mix resulting from selling varying products in different package sizes and in different countries.
Free cash flow: Net cash provided by operating activities less capital spending, plus sales of property, plant and equipment. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities.
Free cash flow is used by us primarily for financing activities, including debt repayments, dividends and share repurchases. Free cash flow is not a measure of cash available for discretionary expenditures since we have certain non-discretionary obligations such as debt service that are not deducted from the measure.
Free cash flow excluding certain items: Free cash flow, excluding: (1) payments related to restructuring charges, (2) discretionary pension and retiree medical contributions, (3) net cash received related to interest rate swaps, (4) the tax impacts associated with each of these items, as applicable, and (5) net cash tax benefit related to debt redemption charge. As free cash flow excluding certain items is an important measure used to monitor our cash flow performance, we believe this non-GAAP measure provides investors additional useful information when evaluating our cash from operating activities. See below for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure in accordance with U.S. GAAP (operating cash flow).

Net capital spending: Capital spending less cash proceeds from sales of property, plant and equipment.

Organic: A measure that adjusts for impacts of foreign exchange translation as well as the impact from acquisitions, divestitures and other structural changes, including the Venezuela deconsolidation, for the comparable period. The Venezuela deconsolidation impact excludes the results of our Venezuelan businesses for 2015. This measure also excludes the impact of the 53rd reporting week in 2016. We believe organic revenue provides useful information in evaluating the results of our business because it excludes items that we believe are not indicative of ongoing performance or that we believe impact comparability with the prior year.

Raw material costs: Raw materials include the principal ingredients we use in our beverage, food and snack products, our key packaging materials and energy costs.

2017 guidance
Our 2017 core constant currency EPS growth guidance exclude the commodity mark-to-market net impact included in corporate unallocated expenses and restructuring and impairment charges. Our 2017 core constant currency EPS growth guidance also excludes the impact of foreign exchange translation. Our 2017 organic revenue growth guidance excludes the impact of acquisitions, divestitures and other structural changes and foreign exchange translation. Our 2017 organic revenue growth guidance also excludes the impact of a 53rd reporting week in 2016. We are not able to reconcile our full year projected 2017 core constant currency EPS growth to our full year projected 2017 reported EPS growth because we are unable to predict the 2017 impact of foreign exchange or the mark-to-market net impact on commodity hedges due to the unpredictability of future changes in foreign exchange rates and commodity prices. We are also unable to reconcile our full year projected 2017 organic revenue growth to our full year projected 2017 reported net revenue growth because we are unable to predict the 2017 impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates and because we are unable to predict the occurrence or impact of any acquisitions, divestitures or other structural changes. Therefore, we are unable to provide a reconciliation of these measures.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information
Organic Revenue Growth Rates
Quarter and Year Ended December 31, 2016
(unaudited)

	Percent Impact					GAAP Measure	Non-GAAP Measure
						Reported % Change	Organic % Change (a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Acquisitions and divestitures	Foreign exchange translation	53rd reporting week	Quarter Ended 12/31/2016	Quarter Ended 12/31/2016
Frito-Lay North America	2	2	—	—	7	10	3
Quaker Foods North America	1	(1)	—	—	6	5	—
North America Beverages	1	1	1	—	5	8	2
Latin America	2	6	(1)	(8)	—	—	9
Europe Sub-Saharan Africa	1	4	—	(4)	1	1.5	5
Asia, Middle East & North Africa	5	—	—	(7)	—	(1.5)	5
Total PepsiCo	2	2	—	(2)	3.5	5	4

	Percent Impact						GAAP Measure	Non-GAAP Measure
							Reported % Change	Organic % Change (a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Acquisitions and divestitures	Foreign exchange translation	Venezuela deconsolidation (b)	53rd reporting week	Year Ended 12/31/2016	Year Ended 12/31/2016
Frito-Lay North America	2	2	—	—	—	2	5	3.5
Quaker Foods North America	—	(1)	—	—	—	2	1	—
North America Beverages	1	1	—	—	—	1.5	3	2
Latin America	3	7	(1)	(11)	(14)	—	(17)	9
Europe Sub-Saharan Africa	1.5	2.5	—	(7)	—	—	(3)	4
Asia, Middle East & North Africa	6	(1)	—	(5)	—	—	(1)	5
Total PepsiCo	2	2	—	(3)	(2)	1	—	4

(a)
Organic percent change is a financial measure that is not in accordance with GAAP and is calculated by excluding the impact of foreign exchange translation, acquisitions, divestitures and other structural changes, including the Venezuela deconsolidation, and the 53rd reporting week from reported growth.

(b)	Represents the impact of the exclusion of the 2015 results of our Venezuelan businesses, which were deconsolidated effective as of the end of the third quarter of 2015.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Year over Year Growth Rates
Quarter and Year Ended December 31, 2016 (unaudited)

	GAAP Measure					Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Items Affecting Comparability				Core (a) % Change	Percent Impact of	Core Constant Currency (a) % Change
Operating Profit Year over Year % Change	Quarter Ended 12/31/2016	Commodity mark-to- market net impact	Restructuring and impairment charges (b)	Charge related to debt redemption	Pension-related settlements	Quarter Ended 12/31/2016	Foreign exchange translation	Quarter Ended 12/31/2016
Frito-Lay North America	9	—	—	—	—	10	—	10
Quaker Foods North America	10	—	(0.5)	—	—	9	—	9
North America Beverages	8	—	—	—	5	13	—	13
Latin America	4	—	(10)	—	—	(5.5)	17	11
Europe Sub-Saharan Africa	43	—	(19)	—	—	23	7	31
Asia, Middle East & North Africa	(13)	—	(10)	—	—	(23)	(3)	(26)
Corporate Unallocated	(29)	(14)	—	—	55	12	—	12
Total Operating Profit	6	(2.5)	(3)	—	11	12	2	15
Net Income Attributable to PepsiCo	(18)					11	3	13
Net Income Attributable to PepsiCo per common share - diluted	(17)					13	3	15

	GAAP Measure							Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Items Affecting Comparability						Core (a) % Change	Percent Impact of	Core Constant Currency (a) % Change
Operating Profit Year over Year % Change	Year Ended 12/31/2016	Commodity mark-to- market net impact	Restructuring and impairment charges (b)	Charges related to the transaction with Tingyi	Charge related to debt redemption	Pension-related settlements	Venezuela impairment charges	Year Ended 12/31/2016	Foreign exchange translation	Year Ended 12/31/2016
Frito-Lay North America	8	—	—	—	—	—	—	8	—	8
Quaker Foods North America	16	—	—	—	—	—	—	16	—	16
North America Beverages	6	—	—	—	—	2.5	—	9	—	9
Latin America	n/m	—	4	—	—	—	n/m	(23)	14	(9)
Europe Sub-Saharan Africa	2.5	—	(3)	—	—	—	—	—	6	6
Asia, Middle East & North Africa	(34)	—	(2)	32	—	—	—	(4)	2	(1.5)
Corporate Unallocated	1	(14)	—	—	—	22	—	9	—	9
Total Operating Profit	17	(2)	(1)	4	—	4	(17)	5	3	7
Net Income Attributable to PepsiCo	16							4	3	7
Net Income Attributable to PepsiCo per common share - diluted	19							6	3	9

(a)
Core results and core constant currency results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-8 for a discussion of each of these adjustments.

(b)
Restructuring and impairment charges for the quarter and year ended December 31, 2016 include costs associated with the 2014 Multi-Year Productivity Plan. Restructuring and impairment charges for the quarter and year ended December 26, 2015 include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-6 through A-8 for a discussion of these plans.

Note – Certain amounts above may not sum due to rounding.
n/m – Not meaningful due to the impact of impairment charges associated with a change in accounting for our Venezuela operations in the prior year.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Certain Line Items
Quarters Ended December 31, 2016 and December 26, 2015
(in millions except per share amounts, unaudited)

	Quarter Ended 12/31/2016
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Interest expense	Provision for income taxes (a)	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate (b)
Reported, GAAP Measure	$8,944	$10,571	$8,169	$2,381	$594	$414	$1,401	$0.97	22.7%
Items Affecting Comparability
Commodity mark-to-market net impact	30	(30)	30	(60)	—	(19)	(41)	(0.03)	(0.3)
Restructuring and impairment charges (c)	—	—	(54)	54	—	(1)	55	0.04	(0.7)
Charge related to debt redemption	—	—	—	—	(233)	77	156	0.11	1.2
Pension-related settlement charge	—	—	(242)	242	—	80	162	0.11	1.2
Core, Non-GAAP Measure (d)	$8,974	$10,541	$7,903	$2,617	$361	$551	$1,733	$1.20	24.0%

	Quarter Ended 12/26/2015
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Provision for income taxes (a)	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate (b)
Reported, GAAP Measure	$8,487	$10,098	$7,836	$2,240	$218	$1,718	$1.17	11.2%
Items Affecting Comparability
Commodity mark-to-market net impact	17	(17)	(16)	(1)	(1)	—	—	—
Restructuring and impairment charges (c)	—	—	(117)	117	22	95	0.06	(0.2)
Pension-related settlement benefit	—	—	30	(30)	(11)	(19)	(0.01)	(0.2)
Tax benefit	—	—	—	—	230	(230)	(0.16)	11.8
Core, Non-GAAP Measure (d)	$8,504	$10,081	$7,733	$2,326	$458	$1,564	$1.06	22.5%

(a)	Provision for income taxes is the expected tax benefit/charge on the underlying item based on the tax laws and income tax rates applicable to the underlying item in its corresponding tax jurisdiction.

(b)
The impact of items affecting comparability on our effective tax rate represents the difference in the effective tax rate resulting from a higher or lower tax rate applicable to the items affecting comparability.

(c)
Restructuring and impairment charges for the quarter ended December 31, 2016 include costs associated with the 2014 Multi-Year Productivity Plan. Restructuring and impairment charges for the quarter ended December 26, 2015 include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-6 through A-8 for a discussion of these plans.

(d)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-8 for a discussion of each of these adjustments.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Certain Line Items
Years Ended December 31, 2016 and December 26, 2015
(in millions except per share amounts, unaudited)

	Year Ended 12/31/2016
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Interest expense	Provision for income taxes (a)	Net income attributable to noncontrolling interests	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate (b)
Reported, GAAP Measure	$28,209	$34,590	$24,735	$9,785	$1,342	$2,174	$50	$6,329	$4.36	25.4%
Items Affecting Comparability
Commodity mark-to-market net impact	78	(78)	89	(167)	—	(56)	—	(111)	(0.08)	(0.2)
Restructuring and impairment charges (c)	—	—	(160)	160	—	26	3	131	0.09	(0.2)
Charge related to the transaction with Tingyi	—	—	(373)	373	—	—	—	373	0.26	(1.1)
Charge related to debt redemption	—	—	—	—	(233)	77	—	156	0.11	0.2
Pension-related settlement charge	—	—	(242)	242	—	80	—	162	0.11	0.2
Core, Non-GAAP Measure (d)	$28,287	$34,512	$24,049	$10,393	$1,109	$2,301	$53	$7,040	$4.85	24.5%

	Year Ended 12/26/2015
	Cost of sales	Gross profit	Selling, general and administrative expenses	Venezuela impairment charges	Operating profit	Provision for income taxes (a)	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate (b)
Reported, GAAP Measure	$28,731	$34,325	$24,538	$1,359	$8,353	$1,941	$5,452	$3.67	26.1%
Items Affecting Comparability
Commodity mark-to-market net impact	(18)	18	29	—	(11)	(3)	(8)	—	—
Restructuring and impairment charges (c)	—	—	(230)	—	230	46	184	0.12	(0.1)
Charge related to the transaction with Tingyi	—	—	(73)	—	73	—	73	0.05	(0.2)
Pension-related settlement benefits	—	—	67	—	(67)	(25)	(42)	(0.03)	(0.1)
Venezuela impairment charges	—	—	—	(1,359)	1,359	—	1,359	0.91	(4.4)
Tax benefits	—	—	—	—	—	230	(230)	(0.15)	3.1
Core, Non-GAAP Measure (d)	$28,713	$34,343	$24,331	$—	$9,937	$2,189	$6,788	$4.57	24.3%

(a)	Provision for income taxes is the expected tax benefit/charge on the underlying item based on the tax laws and income tax rates applicable to the underlying item in its corresponding tax jurisdiction.

(b)
The impact of items affecting comparability on our effective tax rate represents the difference in the effective tax rate resulting from a higher or lower tax rate applicable to the items affecting comparability.

(c)
Restructuring and impairment charges for the year ended December 31, 2016 include costs associated with the 2014 Multi-Year Productivity Plan. Restructuring and impairment charges for the year ended December 26, 2015 include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-6 through A-8 for a discussion of these plans.

(d)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-8 for a discussion of each of these adjustments.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Operating Profit by Division
Quarters Ended December 31, 2016 and December 26, 2015
(in millions, unaudited)

	GAAP Measure	Items Affecting Comparability			Non-GAAP Measure
	Reported				Core (a)
Operating Profit	Quarter Ended 12/31/2016	Commodity mark-to-market net impact	Restructuring and impairment charges (b)	Pension-related settlement charge	Quarter Ended 12/31/2016
Frito-Lay North America	$1,410	$—	$12	$—	$1,422
Quaker Foods North America	197	—	—	—	197
North America Beverages	689	—	16	—	705
Latin America	223	—	(1)	—	222
Europe Sub-Saharan Africa	316	—	22	—	338
Asia, Middle East & North Africa	120	—	3	—	123
Division Operating Profit	2,955	—	52	—	3,007
Corporate Unallocated	(574)	(60)	2	242	(390)
Total Operating Profit	$2,381	$(60)	$54	$242	$2,617

	GAAP Measure	Items Affecting Comparability			Non-GAAP Measure
	Reported				Core (a)
Operating Profit	Quarter Ended 12/26/2015	Commodity mark-to-market net impact	Restructuring and impairment charges (b)	Pension-related settlement benefit	Quarter Ended 12/26/2015
Frito-Lay North America	$1,292	$—	$6	$—	$1,298
Quaker Foods North America	179	—	1	—	180
North America Beverages	639	—	14	(30)	623
Latin America	214	—	20	—	234
Europe Sub-Saharan Africa	221	—	52	—	273
Asia, Middle East & North Africa	139	—	22	—	161
Division Operating Profit	2,684	—	115	(30)	2,769
Corporate Unallocated	(444)	(1)	2	—	(443)
Total Operating Profit	$2,240	$(1)	$117	$(30)	$2,326

(a)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-8 for a discussion of each of these adjustments.

(b)
Restructuring and impairment charges for the quarter ended December 31, 2016 include costs associated with the 2014 Multi-Year Productivity Plan. Restructuring and impairment charges for the quarter ended December 26, 2015 include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-6 through A-8 for a discussion of these plans.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Operating Profit by Division
Years Ended December 31, 2016 and December 26, 2015
(in millions, unaudited)

	GAAP Measure	Items Affecting Comparability				Non-GAAP Measure
	Reported					Core (a)
Operating Profit	Year Ended 12/31/2016	Commodity mark-to-market net impact	Restructuring and impairment charges (b)	Charge related to the transaction with Tingyi	Pension-related settlement charge	Year Ended 12/31/2016
Frito-Lay North America	$4,659	$—	$13	$—	$—	$4,672
Quaker Foods North America	653	—	1	—	—	654
North America Beverages	2,959	—	35	—	—	2,994
Latin America	887	—	27	—	—	914
Europe Sub-Saharan Africa	1,108	—	60	—	—	1,168
Asia, Middle East & North Africa	619	—	14	373	—	1,006
Division Operating Profit	10,885	—	150	373	—	11,408
Corporate Unallocated	(1,100)	(167)	10	—	242	(1,015)
Total Operating Profit	$9,785	$(167)	$160	$373	$242	$10,393

	GAAP Measure	Items Affecting Comparability					Non-GAAP Measure
	Reported						Core (a)
Operating Profit	Year Ended 12/26/2015	Commodity mark-to-market net impact	Restructuring and impairment charges (b)	Charge related to the transaction with Tingyi	Pension-related settlement benefits	Venezuela impairment charges	Year Ended 12/26/2015
Frito-Lay North America	$4,304	$—	$26	$—	$—	$—	$4,330
Quaker Foods North America	560	—	3	—	—	—	563
North America Beverages	2,785	—	33	—	(67)	—	2,751
Latin America	(206)	—	36	—	—	1,359	1,189
Europe Sub-Saharan Africa	1,081	—	89	—	—	—	1,170
Asia, Middle East & North Africa	941	—	30	73	—	—	1,044
Division Operating Profit	9,465	—	217	73	(67)	1,359	11,047
Corporate Unallocated	(1,112)	(11)	13	—	—	—	(1,110)
Total Operating Profit	$8,353	$(11)	$230	$73	$(67)	$1,359	$9,937

(a)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-8 for a discussion of each of these adjustments.

(b)
Restructuring and impairment charges for the year ended December 31, 2016 include costs associated with the 2014 Multi-Year Productivity Plan. Restructuring and impairment charges for the year ended December 26, 2015 include costs associated with the 2014 and 2012 Multi-Year Productivity Plans. See A-6 through A-8 for a discussion of these plans.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)

Division Operating Profit Growth Reconciliation

	Quarter Ended	Year Ended
	12/31/2016	12/31/2016
Reported Operating Profit Growth	6%	17%
Impact of Corporate Unallocated	4	(2)
Division Operating Profit Growth	10	15
Restructuring and Impairment Charges	(3)	(1)
Pension-Related Settlements	1	1
Charges Related to the Transaction with Tingyi	—	3
Venezuela Impairment Charges	—	(15)
Core Division Operating Profit Growth	9	3
Foreign Exchange Translation	2	2.5
Core Constant Currency Division Operating Profit Growth	11%	6%

Gross Margin Growth Reconciliation

	Quarter Ended		Year Ended
	12/31/2016		12/31/2016
Reported Gross Margin Growth	(16)	bps	64	bps
Commodity Mark-to-Market Net Impact	(7)		(15)
Core Gross Margin Growth	(23)	bps	49	bps

Operating Margin Growth Reconciliation

	Quarter Ended		Year Ended
	12/31/2016		12/31/2016
Reported Operating Margin Growth	15	bps	234	bps
Commodity Mark-to-Market Net Impact	(31)		(25)
Restructuring and Impairment Charges	(35)		(11)
Pension-Related Settlements	140		49
Charges Related to the Transaction with Tingyi	—		48
Venezuela Impairment Charges	—		(215)
Core Operating Margin Growth	89	bps	79	bps

Impact of Venezuela Impairment Charges and Deconsolidation on EPS Growth Reconciliation

Year Ended
12/31/2016
Impact of Venezuela Impairment Charges and Deconsolidation on Reported Diluted EPS Growth	26%
Impact of Venezuela Impairment Charges on Reported Diluted EPS Growth	(28)
Impact of Venezuela Deconsolidation on Core Diluted EPS Growth	(2.5)%

Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)

Net Cash Provided by Operating Activities Reconciliation (in millions)

Year Ended
12/31/2016
Net Cash Provided by Operating Activities	$10,404
Capital Spending	(3,040)
Sales of Property, Plant and Equipment	99
Free Cash Flow	7,463
Payments Related to Restructuring Charges	125
Discretionary Pension Contributions	459
Net Cash Received Related to Interest Rate Swaps	(5)
Net Cash Tax Benefit Related to Discretionary Pension Contributions	(151)
Net Cash Tax Benefit Related to Restructuring Charges	(22)
Net Cash Tax Benefit Related to Debt Redemption Charge	(83)
Free Cash Flow Excluding Above Items	$7,786

Net Cash Provided by Operating Activities Reconciliation (in billions)

	2017 Guidance
Net Cash Provided by Operating Activities	$	~	10
Net Capital Spending		~	3
Free Cash Flow		~	7
Discretionary Pension Contributions		~	—
Net Cash Tax Benefit Related to Discretionary Pension Contributions		~	—
Payments Related to Restructuring Charges		~	—
Net Cash Tax Benefit Related to Restructuring Charges		~	—
Free Cash Flow Excluding Certain Other Items	$	~	7

Note – Certain amounts above may not sum due to rounding.

Cautionary Statement
Statements in this communication that are “forward-looking statements,” including our 2017 guidance, are based on currently available information, operating plans and projections about future events and trends. Terminology such as “aim,” “anticipate,” “believe,” “drive,” “estimate,” “expect,” “expressed confidence,” “forecast,” “future,” “goal,” “guidance,” “intend,” “may,” “objective,” “outlook,” “plan,” “position,” “potential,” “project,” “seek,” “should,” “strategy,” “target,” “will” or similar statements or variations of such terms are intended to identify forward-looking statements, although not all forward looking statements contain such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward looking statements. Such risks and uncertainties include, but are not limited to: changes in demand for PepsiCo’s products, as a result of changes in consumer preferences or otherwise; changes in the legal and regulatory environment; imposition of new or increased taxes aimed at PepsiCo’s products; imposition of labeling or warning requirements on PepsiCo’s products; changes in laws related to packaging and disposal of PepsiCo’s products; PepsiCo’s ability to compete effectively; unstable political conditions, civil unrest or other developments and risks in the markets where PepsiCo’s products are made, manufactured, distributed or sold; PepsiCo’s ability to grow its business in developing and emerging markets; unfavorable economic conditions in the countries in which PepsiCo operates; the ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; increased costs, disruption of supply or shortages of raw materials and other supplies; business disruptions; product contamination or tampering or issues or concerns with respect to product quality, safety and integrity; damage to PepsiCo’s reputation or brand image; failure to successfully complete or integrate acquisitions and joint ventures into PepsiCo’s existing operations or to complete or manage divestitures or refranchisings; changes in estimates and underlying assumptions regarding future performance that could result in an impairment charge; increase in income tax rates, changes in income tax laws or disagreements with tax authorities; failure to realize anticipated benefits from PepsiCo’s productivity initiatives or global operating model; PepsiCo’s ability to recruit, hire or retain key employees or a highly skilled and diverse workforce; loss of any key customer or changes to the retail landscape; any downgrade or potential downgrade of PepsiCo’s credit ratings; PepsiCo’s ability to implement shared services or utilize information technology systems and networks effectively; fluctuations or other changes in exchange rates; climate change or water scarcity, or legal, regulatory or market measures to address climate change or water scarcity; failure to successfully negotiate collective bargaining agreements, or strikes or work stoppages; infringement of intellectual property rights; potential liabilities and costs from litigation or legal proceedings; and other factors that may adversely affect the price of PepsiCo’s publicly traded securities and financial performance.

For additional information on these and other factors that could cause PepsiCo’s actual results to materially differ from those set forth herein, please see PepsiCo’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.